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Filed pursuant to Rule 424(b)(5)
Registration No. 333-088344
Registration No. 333-110901

        P R O S P E C T U S    S U P P L E M E N T
 (To Prospectus Dated December 3, 2003)

$444,000,000
UNITED STATES CELLULAR CORPORATION
6.70% Senior Notes due 2033

        We are offering $444,000,000 of our 6.70% Senior Notes due 2033, which we refer to as the "Notes." The Notes will be our senior obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness, except as described herein. We will pay interest on the Notes on June 15 and December 15 of each year. The first such payment will be on June 15, 2004. We may redeem the Notes, in whole or in part, at any time at the redemption prices determined as set forth under the heading "Description of Notes — Optional Redemption." The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Notes	Total
Public Offering Price	98.385%	$436,829,400
Underwriting Discount	0.875%	$3,885,000
Proceeds to U.S. Cellular (before expenses)	97.510%	$432,944,400

        The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from December 8, 2003 and must be paid by the purchaser if the Notes are delivered after December 8, 2003.

        The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about December 8, 2003.

Joint Book-Running Managers

Citigroup	Credit Suisse First Boston	JPMorgan

ABN AMRO Incorporated	TD Securities	Wachovia Securities

Daiwa Securities America Inc.
SG Cowen
Stifel, Nicolaus & Company
Incorporated
U.S. Bancorp Piper Jaffray

December 3, 2003

        You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement.

        Except as otherwise stated in this Prospectus Supplement, "U.S. Cellular," "we," "us" and "our" refer to United States Cellular Corporation and its subsidiaries and consolidated affiliates and joint ventures.

FORWARD-LOOKING STATEMENTS

        This Prospectus Supplement and the documents incorporated by reference herein contain statements that are not based on historical fact, including statements with the words "believes," "anticipates," "intends," "expects," and similar words. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

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  Increases in the level of competition in the markets in which U.S. Cellular operates could adversely affect U.S. Cellular's revenues or increase its costs to compete.

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  Advances or changes in telecommunications technology could render certain technologies used by U.S. Cellular obsolete or could increase U.S. Cellular's cost of doing business.

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  Changes in the telecommunications regulatory environment, such as wireless number portability and E-911 services, could adversely affect U.S. Cellular's financial condition or results of operations or ability to do business.

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  Changes in the supply or demand of the market for wireless licenses, adverse developments in U.S. Cellular's business or the wireless industry and/or other factors could result in an impairment of the value of U.S. Cellular's investment in licenses, goodwill and/or physical assets, which may require U.S. Cellular to write down the value of such assets.

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  Conversions of Liquid Yield Option Notes, early redemptions of debt or repurchases of debt, changes in prepaid forward contracts, operating leases, purchase obligations or other factors or developments could cause the amounts reported as Contractual Obligations in our SEC filings to be different from the amounts presented.

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  Changes in accounting standards or U.S. Cellular's accounting policies, estimates and/or the assumptions underlying the accounting estimates, including those described under Critical Accounting Policies in our SEC filings, could have a material effect on U.S. Cellular's financial condition, changes in financial condition and results of operations.

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  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending or future litigation could have an adverse effect on U.S. Cellular's financial condition, results of operations or ability to do business.

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  Costs, integration problems or other factors associated with acquisitions/divestitures of properties and or licenses could have an adverse effect on U.S. Cellular's financial condition or results of operations.

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  Changes in prices, the number of wireless customers, average revenue per unit, penetration rates, churn rates, marketing and selling expenses and retention costs associated with wireless number portability, roaming rates and the mix of products and services offered in wireless markets could have an adverse effect on U.S. Cellular's operations.

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  Comments from the SEC and/or changes in guidance or interpretations of accounting requirements could require amendments to or restatements of disclosures or financial information included in our filings with the SEC.

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  Continued uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in U.S. Cellular's credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development and acquisition programs.

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  Changes in the income tax rates or tax laws, regulations or rulings could have an adverse effect on U.S. Cellular's financial condition and results of operations.

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  War, conflicts, hostilities and/or terrorist attacks could have an adverse effect on U.S. Cellular's business.

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  Changes in general economic and business conditions, both nationally and in the markets in which U.S. Cellular operates, could have an adverse effect on U.S. Cellular's business.

        Investors are encouraged to consider these and other risks and uncertainties that are discussed in this Prospectus Supplement, the accompanying Prospectus and the documents filed by U.S. Cellular with the Securities and Exchange Commission and incorporated by reference herein. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

SUMMARY

        The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this Prospectus Supplement.

Business Summary

        We are the eighth largest wireless communications provider in the United States, based on the number of customers that we serve in our consolidated markets. As of September 30, 2003, we provided wireless services in 25 states:

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  Our customer base was 4,268,000 at September 30, 2003. Approximately 85% of our customers used digital services as of September 30, 2003. Average penetration in our consolidated markets was 9.32% at September 30, 2003.

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  For the nine months ended September 30, 2003, we had total revenues, operating income and net income of $1,893.1 million, $145.3 million and $56.2 million, respectively.

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  We operate seven market areas, each of which covers a total population of more than one million and five of which cover a total population of more than two million each. We have interests in consolidated markets which cover a population of 45.8 million as of September 30, 2003.

Recent Developments

        On November 26, 2003, U.S. Cellular announced that it had entered into a definitive agreement to sell certain wireless properties to AT&T Wireless Services, Inc. for $95 million in cash, subject to a working capital adjustment. The transaction is subject to regulatory approvals and other conditions and is expected to close in the first quarter of 2004.

        The U.S. Cellular assets to be sold to AT&T Wireless include 25 MHz metropolitan statistical area and rural service area licenses representing 1.3 million population equivalents, approximately 150 cell sites and 74,000 customers. The markets to be sold include metropolitan statistical area operations in Corpus Christi, Laredo and Victoria, Texas, as well as rural service area operations in Texas RSA 18, 19 and 20. For the nine months ending September 30, 2003, total U.S. Cellular revenue from these markets was $45 million.

        Proceeds from the sale may be used to reduce debt, to offset the cost of building out several of the new markets that we acquired recently from AT&T Wireless in an exchange of markets that occurred earlier in 2003 or to fund spending requirements related to our technology upgrade to CDMA 1XRTT.

        The transfer of properties by U.S. Cellular to AT&T Wireless will be accounted for as a sale of assets. As a result of the agreement, U.S. Cellular's consolidated balance sheet as of December 31, 2003 will reflect the assets and liabilities to be transferred as assets and liabilities of operations held for sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The results of operations of the markets to be transferred will continue to be included in results from operations through the closing date. In the fourth quarter of 2003, U.S. Cellular expects to record a "loss on assets held for sale" of between $20 million and $25 million, representing the difference between the book value of the markets to be transferred and the consideration to be received in the transaction.

Our Strategy

        Our objectives are to become the leading provider of wireless communications services in the markets we serve and to drive profitable growth by delivering exceptional customer service. We intend to achieve these objectives by pursuing the following business strategies (statistical information presented below is as of September 30, 2003):

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  Target Core Geographical Market Groupings. Our business development strategy is to operate controlling interests in cellular and personal communication service or PCS market licensees in areas adjacent to or in proximity to our other markets, thereby building geographical groups of operating markets, or market areas. We focus our market areas in selected geographic areas throughout the United States where we can efficiently integrate and manage wireless systems. We currently operate market areas of adjacent wireless systems with approximately 52% of our customers located in the five-state area of Wisconsin, Iowa, Illinois, Indiana and Missouri. Larger contiguous service areas enable our customers to benefit by permitting them to make outgoing calls and receive incoming calls within such areas without roaming restrictions or additional charges. In addition, geographically grouping our markets also provides us with economies in our capital and operating costs.

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  Deliver Outstanding Customer Service. Customer satisfaction is the key differentiating factor in our business strategy. We operate six customer care centers, whose personnel are responsible for customer service, customer care, collections and some telemarketing activities. In addition, during the past three years, we have taken several steps to increase customer satisfaction and to revitalize U.S. Cellular as a dynamic organization that is committed to ensuring that all customers and potential customers have a positive experience when interacting with us. We believe the success of this strategy is reflected in our postpay churn rate of 1.6% for the quarter ended September 30, 2003, which is one of the lowest in the industry.

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  Grow Revenues. Our marketing plan to grow revenues is centered around continued penetration of our markets, expanding our market areas' service territories where economically justified, rolling out new products and services in our markets, increasing customer awareness of the "U.S. Cellular" brand and reducing churn. We seek to increase and maintain market share and revenues by brand recognition and brand association with customer satisfaction. We believe this strategy has been important to our success in growing our revenues and customers. Operating revenues in the nine months ended September 30, 2003 grew 20% compared to the same period in 2002, due primarily to our 18% increase in average number of customers served.

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  Benefit from Broad Local Distribution. We operate over 400 retail stores and kiosks to make doing business with us convenient. We benefit from a wide network of local dealers who sell our services and products through their stores located in our markets. The combined distribution network provides us with 2,200 points of presence. Our retail stores also provide local customer service for those customers who desire to do business in person.

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  Operate a Superior, High Quality Network. We are committed to developing and operating a superior, high quality CDMA network. We believe this network and technology will enable us to provide extensive coverage within our regions and consistent quality performance, which will result in the highest level of customer satisfaction. As of September 30, 2003, approximately 85% of our customers used digital services.

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  Expand Footprint of Our Market Groupings. We assess our wireless holdings on an ongoing basis in order to maximize the benefits derived from grouping our markets geographically. We also review attractive opportunities for the acquisition of additional wireless spectrum. Over the past few years, we have completed exchanges of minority interests or controlling interests in its less strategic markets for controlling interests in markets which better complement our operating market areas. We have also completed outright sales of other less strategic markets, and have purchased controlling interests in markets which enhance our operating market areas. In 2001, we began acquiring interests in PCS markets. These markets are either adjacent to our current operations, thus expanding our current operating market areas, or are in territories in which we currently operate, and will add spectrum capacity to those operations.

U.S. Cellular Footprint

        The following table summarizes, by market area, the total population, our customer units and penetration for our majority-owned markets as of September 30, 2003.

Operating Clusters (1)	Population	Customers	Penetration (2)
Midwest Market Area	28,453,000	2,212,000	7.77%
Mid-Atlantic Market Area	5,597,000	648,000	11.58
Maine/New Hampshire/Vermont Market Area	2,688,000	317,000	11.79
Northwest Market Area	2,666,000	402,000	15.08
Texas/Oklahoma/Missouri/Kansas Market Area	2,252,000	339,000	15.05
Eastern Tennessee/Western North Carolina Market Area	1,490,000	180,000	12.08
Southern Texas Market Area	1,347,000	74,000	5.49
Other Markets	1,324,000	96,000	7.25

	45,817,000	4,268,000	9.32%

(1)
Based on 2002 Claritas population estimates.

(2)
Penetration is computed by dividing the number of customer units at the end of the period by the total population of markets in service as estimated by Claritas for 2002.

        U.S. Cellular was incorporated in Delaware in 1983. Our executive offices are located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631. Our telephone number is 773-399-8900. Our Common Shares are listed on the American Stock Exchange under the symbol "USM." Our 6% zero coupon convertible Liquid Yield Option Notes, or LYONs, are also listed on the American Stock Exchange under the symbol "USM.B." Our 8.75% Senior Notes due 2032 are listed on the New York Stock Exchange under the symbol "UZG." U.S. Cellular is a majority-owned subsidiary of Telephone and Data Systems, Inc. ("TDS"). TDS owns 82.2% of the combined total of our outstanding Common Shares and Series A Common Shares and controls 96.0% of the combined voting power of both classes of common stock.

THE OFFERING

Issuer	United States Cellular Corporation.
Securities Offered	$444,000,000 of 6.70% Senior Notes due 2033.
Maturity	The Notes will mature on December 15, 2033.
Interest Rate	The Notes will bear interest from December 8, 2003 at the rate of 6.70% per annum, payable semi-annually in arrears in two equal payments.
Interest Payment Dates	June 15 and December 15 of each year, beginning June 15, 2004.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time prior to maturity at the redemption prices described below under "Description of Notes — Optional Redemption." We are not required to establish a sinking fund to retire the Notes prior to maturity.
Ranking
The Notes are unsecured and unsubordinated obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness. However, in certain circumstances the Notes may become effectively subordinated to the claims of the holders of certain other senior indebtedness of U.S. Cellular, including certain credit facilities and approximately $250 million of our senior notes that are currently outstanding. See "Description of the Notes — Ranking" and "Description of Other Indebtedness." In addition, because U.S. Cellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of U.S. Cellular, and therefore the right of creditors of U.S. Cellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of U.S. Cellular itself as a creditor of the subsidiary may be recognized.
Use of Proceeds
We expect to use the estimated $432.6 million in net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses that we will have paid, to repay a portion of our short-term debt and for other corporate purposes, which may include acquisitions. See "Use of Proceeds."

Further Issuances
We may, at our option, at any time and without the consent of the then existing holders of the Notes, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and, possibly, the first interest payment date and issue price) identical to the Notes issued hereby. These additional notes will be deemed to be part of the same series as the Notes offered hereby and will provide the holders of these additional notes the right to vote with holders of the Notes issued hereby.
Refinancing of Credit Facilities
Our $500 million 1997 revolving credit facility expires in August 2004. We are currently seeking to negotiate an increase in our $325 million credit facility established in 2002 to replace the 1997 revolving credit facility. See "Description of Other Indebtedness."

Summary Historical Financial Data

        The balance sheet data as of December 31, 2001 and 2002 and income statement data for each of the three years ended December 31, 2000, 2001 and 2002 are derived from the audited historical financial statements and related notes, which are incorporated by reference herein. Our independent public accountant for years prior to 2002, Arthur Andersen LLP, has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus Supplement. In addition, Andersen has not performed any procedures in connection with this Prospectus Supplement or the registration statement of which this Prospectus Supplement is a part. See "Risk Factors — Purchasers of the Notes may be unable to obtain recoveries from Andersen with respect to its audits of our financial statements," and "Experts" and "Change in Accountants" in the Prospectus. The balance sheet data as of December 31, 2000 are derived from audited historical financial statements and related notes, which are not included or incorporated by reference herein. The income statement and balance sheet data as of September 30, 2002 and 2003 and for the nine months then ended are derived from the historical unaudited financial statements and related notes, which are incorporated by reference herein, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(Dollars in thousands, except per share amounts)
Income Statement Data (1):
Service revenue	$1,653,922	$1,826,385	$2,098,893	$1,523,506	$1,803,150
Equipment sales revenue	62,718	68,445	85,585	59,039	89,917
Operating income	292,313	317,212	281,166	243,645	145,301
Interest Expense	36,608	35,164	47,878	30,993	47,513
Income (loss) before income taxes and minority interest	377,165	331,337	(12,388)	(30,622)	134,252
Income (loss) before cumulative effect of accounting change	197,568	173,876	(18,385)	(33,014)	56,210
Net income (loss)	$192,907	$173,876	$(14,288)	$(28,917)	$56,210
Balance Sheet Data:
Cash and cash equivalents	$124,281	$28,941	$14,864	$38,596	$21,945
Investments:
Unconsolidated entities	137,474	159,454	161,451	162,211	178,417
Licenses, net (2)	857,607	858,791	1,038,556	1,040,840	1,111,780
Marketable equity securities (3)	377,900	272,390	185,961	131,767	211,178
Total assets	3,501,177	3,759,157	4,699,841	4,444,293	4,740,704
Total Debt	$503,817	$667,156	$1,311,660	$1,229,290	$1,283,212
Other Data:
Depreciation and amortization expense	$265,698	$300,658	$351,154	$252,037	$314,938
Capital expenditures	$305,417	$503,334	$730,645	$449,030	$439,113
Customers	3,061,000	3,461,000	4,103,000	3,943,000	4,268,000
Penetration (4)	12.29%	12.09%	10.00%	9.61%	9.32%
Total population (000s)	24,912	28,632	41,048	41,048	45,817
Postpay churn rate per month (5)	1.8%	1.7%	1.8%	1.9%	1.6%
Average monthly service revenue per customer (6)	$49.21	$46.28	$47.25	$47.02	$47.27
Ratio of earnings to fixed charges (7) (8)	8.25x	7.24x	—	—	2.65x

(1)
Effective January 1, 2000, we changed our method of accounting for certain activation fees charged to our customers when initiating service through our retail and direct channels and reconnect fees charged to our customers when resuming service after suspension. This accounting change is in compliance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Based upon this guidance, we recognize these fees as revenues ratably over the average customer service periods (ranging from six to forty-eight months). Prior to implementing SAB No. 101, we recorded these fees as operating revenues in the period they were charged to the customer.

  Effective January 1, 2002, we changed our method of accounting for commission expenses related to customer activations and began deferring expense recognition of a portion of commission expenses equal to the amount of activation fees revenue deferred. We recognize the related commission expense over the average customer service period, estimated at 48 months. We believe this change is a preferable method of accounting for such costs primarily due to the fact that the new method of accounting provides for better matching of revenue from customer activations to direct incremental costs associated with these activations within each reporting period.

(2)
In accordance with SFAS No. 142, we have amended our presentation of intangible assets to separately disclose certain investments in licenses and goodwill.

(3)
In the nine months ended September 30, 2002 and for the year ended December 31, 2002, we recognized in our statement of operations an other than temporary investment loss of approximately $244.7 million ($145.6 million, net of $99.1 million of income taxes). The recognition of this loss has no impact on cash flows. We mark to market the value of our marketable equity securities on a regular basis so that our balance sheet always reflects the current market value of those securities. Management continues to review the valuation of the investments on a periodic basis.

(4)
This represents penetration for cellular markets and, beginning in 2002, includes PCS markets. Penetration is computed by dividing the number of customers at the end of the period by the total population of markets in service as estimated by Claritas (1999-2002) for 2000-2003.

(5)
Postpay churn rate per month represents the percentage of the customer base on postpay service plans (i.e., service plans where customers are billed in arrears for service) which disconnects service each month. The calculation divides the total number of customers on postpay service plans who disconnect service during the period by the number of months in such period, then divides that quotient by the average monthly postpay service customer base for such period.

(6)
Average monthly service revenue per customer is calculated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(Dollars in thousands, except per share amounts)
Service Revenue	$1,653,922	$1,826,385	$2,098,893	$1,523,506	$1,803,150
Divided by average customers (000)	2,801	3,289	3,702	3,600	4,238
Divided by months in period	12	12	12	9	9

Average monthly service revenue per customer	$49.21	$46.28	$47.25	$47.02	$47.27
(7)
For purposes of calculating this ratio, earnings consist of net income from continuing operations before income taxes, fixed charges, distributions from minority investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments, minority interest in pretax income of subsidiaries that have not incurred fixed charges, capitalized interest and preferred dividend requirements. Fixed charges consist of interest expense, amortization of deferred debt expenses, estimated interest portion of rentals and preferred dividends of majority-owned subsidiaries. The ratios for the years of 2000 and 2001 have been restated to reflect the adoption of SFAS 145. The losses on retirement of debt, previously recorded as extraordinary items, have been reclassified to Other income (expense), net.

(8)
Earnings for the year ended December 31, 2002 and the nine months ended September 30, 2002 were insufficient to cover fixed charges by $42.4 million and $45.5 million, respectively. In the year ended December 31, 2002 and the first nine months of 2002, we recognized a pre-tax loss on marketable securities and other investments of $295.5 million and $278.9 million, respectively, as a result of management's determination that unrealized losses with respect to the investments were other than temporary and the write-off of a note receivable.

RISK FACTORS

        This Prospectus Supplement contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks and the risks set forth under the heading "Forward-Looking Statements" in this Prospectus Supplement and the Prospectus. You should carefully consider such risks and the other information contained in, or incorporated by reference into, this Prospectus Supplement and the Prospectus.

We have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

        Our level of indebtedness could have important consequences to the holders of the Notes. See "Capitalization." For example, it:

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  may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations are revised downward;

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  will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business; and

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  may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

        Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. In addition, our leverage may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

We may not be able to comply with certain debt covenants, which could cause some of our other debt to become accelerated.

        Our credit facilities, the indenture governing our Liquid Yield Option Notes, the indenture and other documents defining the rights of our 7.25% notes due August 15, 2007, the indenture and other documents defining the rights of our 8.75% notes and the Notes offered hereby contain various covenants. See "Description of Other Indebtedness." Although we are currently in compliance and expect to continue to comply with these covenants, we cannot assure you that we will be able to do so. Restrictions contained in these and other debt instruments may limit our operating and financial flexibility. An event of default, including a failure to comply with any of such covenants and/or restrictions, could make some or all of such debt immediately due and payable. The acceleration of a material portion of our indebtedness could have a material adverse effect on our financial position.

You may not be able to resell the Notes purchased in this offering.

        There is no existing trading market for the Notes and we cannot make any assurance as to:

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  the development of an active trading market;

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  the liquidity of any trading market that may develop;

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  the ability of holders to sell their Notes; or

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  the price at which the holders would be able to sell their Notes.

        If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, our ratings published by major credit rating agencies, the market for similar securities and our financial performance.

Purchasers of the Notes may be unable to obtain recoveries from Arthur Andersen with respect to its audits of our financial statements.

        On March 14, 2002, our previous independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Andersen following a trial and Andersen has since ceased operations. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. On May 23, 2002, we dismissed Andersen as our independent auditors and engaged new independent auditors for 2002. However, we are incorporating in this Prospectus Supplement financial statements for 2000 and 2001 that were audited by Andersen. Purchasers of the Notes may be unable to obtain recoveries from Andersen with respect to its audits of U.S. Cellular's financial statements as a result of its conviction in the Enron matter. In addition, Andersen has not performed any procedures in connection with this Prospectus Supplement or the registration statement of which this Prospectus Supplement is a part and has not agreed to the incorporation by reference of its reports in this Prospectus Supplement, and therefore, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein. See "Experts" and "Change in Accountants" in the Prospectus.

Failure to successfully integrate recently completed, pending or possible future acquisitions could adversely affect our financial performance and impact our ability to make payments on the Notes.

        As part of our operating strategy, we may expand our territory through the acquisition of other wireless communications providers. These transactions commonly involve a number of risks, including the:

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  risk that the acquired business will not achieve the results we expect;

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  risk that we may not realize any anticipated cost savings and revenue growth;

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  difficulty of assimilating acquired operations and personnel;

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  diversion of management's attention;

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  disruption of ongoing business;

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  impact on our cash and available credit lines for use in financing future growth and working capital needs;

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  inability to retain key personnel;

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  inability to successfully incorporate acquired assets and rights into our service offerings;

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  inability to maintain uniform standards, controls, procedures and policies; and

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  impairment of relationships with employees, customers or vendors.

        Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with possible future acquisitions, we may also incur additional debt, which could have an adverse effect on the market value of the Notes.

Implementation of wireless number portability requirements may increase our costs and could have an adverse effect on our business.

        The FCC has mandated that all wireless carriers must be capable of facilitating wireless number portability beginning in November 2003. As of November 24, 2003, all wireless providers must allow a customer to retain, subject to certain geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. As a result, any wireless customer in the largest 100 Metropolitan Statistical Areas in the United States may switch carriers and keep their current wireless telephone number. U.S. Cellular had the infrastructure in place to accommodate wireless number portability prior to the November 2003 deadline.

        Now that wireless number portability has been implemented, FCC rules require that wireless providers and local exchange carriers are required to provide wireless number portability in the 100 largest metropolitan statistical areas, in compliance with certain FCC performance criteria, upon request from another carrier. For metropolitan statistical areas outside the largest 100, wireless providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later.

        U.S. Cellular is unable to predict the impact that the implementation of wireless number portability will have on its overall business. The implementation of wireless number portability will likely increase churn rates for U.S. Cellular and other wireless companies, as the ability of customers to retain their wireless telephone numbers removes a significant barrier for customers who wish to change wireless carriers. U.S. Cellular believes that it may be able to obtain additional new customers that wish to change their service from other wireless carriers as a result of wireless number portability. The future volume of any porting requests, and the processing costs related thereto, may increase U.S. Cellular's operating costs in the future. Any of the above factors could have an adverse affect on U.S. Cellular's competitive position, costs of obtaining new subscribers, liquidity, financial position and results of operations.

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could have a material adverse effect on our profitability.

        Competition in the wireless communications industry is intense. We anticipate that competition will cause the prices for wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

        Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and internet access, with their wireless communications services. Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do.

Alternative technologies and current uncertainties in the wireless market may reduce demand for our services.

        The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences.

Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If we cannot keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation, the technology used on our network or our business strategy may become obsolete. In addition, wireless carriers are seeking to implement "third generation," or "3G," technology throughout the industry. The 3G technology has the potential for high-speed, always-on Internet connectivity and high-quality video and audio. We cannot assure you that we can implement 3G technology successfully or on a cost-effective basis.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

        Our operations are subject to varying degrees of regulation by the Federal Communications Commission, state public utility commissions and other federal, and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations by among other things, increasing our costs of doing business, permitting greater competition or limiting our ability to engage in certain sales or marketing activities.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

        Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decreases in demand for wireless services, or costs of litigation and damage awards, could impair our ability to sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

        Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or government regulations that restrict or prohibit wireless phone use, any of which could have a material adverse effect on our results of operations.

Our business and results of operations could be adversely affected if the financial difficulties of our key equipment vendors result in any delay or termination of our receipt of equipment or services.

        We depend upon certain vendors to provide us with equipment and services that we need to continue our network build-out and upgrade and operate our business. Certain of these vendors have recently experienced financial difficulties. If these vendors fail to provide equipment or services to us on a timely basis or cease to provide such equipment or services, we may be unable to provide services to our customers in a competitive manner or continue to maintain and upgrade our network. Accordingly, the financial difficulties of our key equipment vendors could have a material adverse effect on our business and results of operations.

Management anticipates that the rate of growth in inbound roaming minutes and inbound roaming revenue per minute will decline.

        Our revenue growth could be adversely affected by changes in factors which impact our inbound roaming revenue stream, including those listed in the following sentence. Our service revenues primarily consist of: (1) charges for access, airtime and value-added services provided to our retail customers; (2) charges to customers of other systems who use our wireless systems when roaming, which we refer to as "inbound roaming"; and (3) charges for long-distance calls made on our systems. Historically, inbound roaming revenues have accounted for approximately 10% to 20% of our total service revenues. Management anticipates that the rate of growth in inbound roaming minutes of use will be reduced in the future because newer customers tend to roam less than existing customers, reflecting further penetration of the consumer market; and, as new wireless operators begin service in our markets, our roaming partners could switch their business to these new operators. Management also anticipates that average inbound roaming revenue per minute of use will continue to decline, reflecting the continued general downward trend in negotiated rates.

        Once the conversion of our network to CDMA is complete, certain of our significant roaming partners will be using a different digital radio technology than U.S. Cellular. This could adversely impact usage from those carriers' customers on our network. Changes in roaming usage patterns, per minute roaming rates and relationships with carriers whose customers generate roaming minutes of use on our network all could have an adverse effect on our revenues and revenue growth.

Comments from the SEC could require us to make changes to disclosures or financial information included in our prior filings with the SEC.

        The Securities and Exchange Commission (the "SEC") Division of Corporation Finance routinely sends public companies comment letters relating to their filings with the SEC. In September 2003, U.S. Cellular received a comment letter from the staff of the SEC regarding its review of the U.S. Cellular 2002 annual report on Form 10-K and quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2003. The comments principally ask U.S. Cellular to provide additional information to the SEC and to make additional disclosures in its Forms 10-K and 10-Q on a prospective basis. The letter did not request U.S. Cellular to amend any previously filed reports. U.S. Cellular responded to the SEC's comment letter in November 2003. U.S. Cellular provided responses to the SEC comments, provided supplemental information and agreed to provide certain additional information and disclosures in its future filings with the SEC. U.S. Cellular has, to the extent applicable, included additional disclosures in our Form 10-Q as of September 30, 2003 that are intended to address matters raised by the SEC. As of the date of this Prospectus Supplement, U.S. Cellular has not received additional correspondence from the SEC in reply to its response to the comment letter. There can be no assurance that the SEC will not have further comments or make additional requests.

USE OF PROCEEDS

        The net proceeds to be received by us from the offering, after deducting underwriting discounts and estimated expenses, are estimated to be approximately $432.6 million. We expect to use the net proceeds from the offering to repay a portion of our outstanding short-term debt and for other corporate purposes, which may include acquisitions. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, short-term debt and capitalization at September 30, 2003: (i) on an actual basis and (ii) as adjusted to give effect to the sale of the Notes offered hereby in the aggregate principal amount of $444.0 million, and $432.6 million of such amount to repay short-term debt, and the refinancing of the 1997 revolving credit facility through an increase in the 2002 revolving credit facility. The table should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this Prospectus Supplement and the Prospectus. See "Summary" and "Use of Proceeds" in this Prospectus Supplement and "Where You Can Find More Information" in the Prospectus.

	September 30, 2003
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$21,945	$21,945

Short-term debt:
1997 Revolving Credit Facility	$470,000	$—
2002 Revolving Credit Facility (as amended)	—	37,406

Total short-term debt	$470,000	$37,406

Long-term debt:
6% Zero Coupon Convertible Notes	$155,356	$155,356
7.25% Notes due August 15, 2007	250,000	250,000
8.75% Series A Notes due 2032	130,000	130,000
Notes offered hereby	—	444,000
Variable Prepaid Forward Contracts	159,856	159,856
Long-term debt-affiliates	105,000	105,000
Other	13,000	13,000

Total long-term debt	813,212	1,257,212

Total debt	$1,283,212	$1,294,618

Stockholders' equity:
Common Shares, par value $1 per share; authorized 140,000,000 shares; issued and outstanding 55,046,268 shares	$55,046	$55,046
Series A Common Shares, par value $1 per share; authorized 50,000,000 shares; issued and outstanding 33,005,877 shares	33,006	33,006
Additional Paid-in Capital	1,307,646	1,307,646
Treasury Shares, at cost, 1,905,845 shares	(115,473)	(115,473)
Accumulated Other Comprehensive (Loss)	20,142	20,142
Retained Earnings	1,182,964	1,182,964

Total stockholders' equity	$2,483,331	$2,483,331

Total capitalization	$3,766,543	$3,777,949

DESCRIPTION OF THE NOTES

General

        We provide information to you about the Notes in two separate documents:

  •
  the accompanying Prospectus; and

  •
  this Prospectus Supplement.

        The following statements about the Notes are summaries and are subject to, and qualified in their entirety by reference to, the Prospectus and the Indenture referred to in the Prospectus. See "Description of Debt Securities" in the Prospectus for additional information concerning the Notes and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this Prospectus Supplement are defined in this Prospectus Supplement. You should refer to the Prospectus or Indenture for the definitions of certain terms.

        The Notes

  •
  will be issued under the Indenture, dated as of June 1, 2002, as amended or supplemented from time to time, between U.S. Cellular and BNY Midwest Trust Company, as Trustee, and will be a specific series of debt securities that will be established by a supplemental indenture between U.S. Cellular and the Trustee,

  •
  will be our unsecured and unsubordinated obligations, except as described under "Description of the Notes—Certain Covenants of U.S. Cellular" below,

  •
  will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness, except as described under "Description of the Notes—Ranking" below,

  •
  will mature on December 15, 2033,

  •
  will be issued in minimum denominations of $1,000 and integral multiples thereof, and

  •
  will be redeemable at our option, in whole or in part, at any time at the redemption prices described below under "Optional Redemption."

        The Notes will not be listed on any exchange.

        Because U.S. Cellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of U.S. Cellular, and therefore the right of creditors of U.S. Cellular, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of U.S. Cellular itself as a creditor of the subsidiary may be recognized.

Further Issuances

        We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same stated maturity date and other terms as these Notes. Any additional notes, together with the Notes offered by this Prospectus Supplement, will constitute a single series of senior debt securities under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the Notes.

Ranking

        U.S. Cellular currently has approximately $250 million of 7.25% senior notes outstanding, which we refer to as the 7.25% notes, and has entered into certain credit facilities with certain lenders, each of which have the benefit of covenants relating to secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described below for the Notes. In the event U.S. Cellular incurs secured debt or enters into a sale and leaseback transaction that is not excepted from the covenant protection provided to the holders of such indebtedness, the Notes may become effectively subordinated to the claims of the holders of such other indebtedness up to the value of the assets subject to the lien or sale and leaseback transaction. See "Description of Other Indebtedness."

Interest Payments

        Interest on the Notes will accrue from December 8, 2003 at a rate of 6.70% per annum and will be payable initially on June 15, 2004 and thereafter semi-annually on December 15 and June 15 of each year, each an "Interest Payment Date." On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, while the Notes remain in book-entry form the record date will be one Business Day prior to the relevant Interest Payment Date.

        The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment.

Optional Redemption

        We may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to maturity. The Notes are not subject to any sinking fund provision.

        The Notes may be redeemed, in whole or in part, at our option at any time or from time to time prior to maturity. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the Notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 30 basis points;

        plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

        The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means (i) Citigroup Global Markets Inc., Credit Suisse First Boston LLC or J.P. Morgan Securities Inc., or their successors or affiliates that are primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer"), provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; or (ii) any other Primary Treasury Dealer(s) selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p. m. (New York City time) on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global note, or by the Trustee by a method the trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global note.

Additional Event of Default

        In addition to the Events of Default described in the Prospectus, the terms of the Notes provide the following circumstance will be an Event of Default:

  •
  an event of default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of U.S. Cellular for money borrowed, other than non-recourse indebtedness, which results in acceleration of, or non-payment at maturity, after giving effect to any applicable grace period, of such indebtedness in an aggregate amount exceeding 2% of U.S. Cellular's Consolidated Assets, and

  •
  U.S. Cellular shall have failed to cure such default or to discharge such indebtedness within ten days after notice thereof to U.S. Cellular by the Trustee or to U.S. Cellular and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding.

        Notwithstanding the foregoing, no such Event of Default will exist as long as U.S. Cellular is contesting any such default or acceleration in good faith and by appropriate proceedings.

Certain Covenants of U.S. Cellular

        Under the Supplemental Indenture establishing the Notes, U.S. Cellular has agreed that it will not engage in certain transactions, as described below. Certain capitalized terms used below and in such Supplemental Indenture, not including terms defined in the Indenture, are defined at the end of this section.

        Limitation on Secured Debt.    U.S. Cellular will not create or incur any Secured Debt without in either case effectively providing that the Notes, together with, if U.S. Cellular will so determine, any other Debt of or guaranteed by U.S. Cellular ranking equally with the Notes, will be secured equally and ratably with or prior to such Secured Debt, with certain stated exceptions.

        These exceptions permit:

  1.
  Secured Debt on acquired property, including Secured Debt:

  a.
  in respect of Liens on property existing at the time such property is acquired by U.S. Cellular,

  b.
  in respect of Liens created upon or within 270 days following the acquisition or construction of property, including any improvements to existing property, to secure the payment of all or part of the purchase price thereof, or

  c.
  incurred by U.S. Cellular prior to, at the time of or within 270 days following the acquisition of property which is subject to a related Lien, which Secured Debt is incurred for the purpose of financing all or part of the purchase price thereof.

          In general, this exception applies only to Liens on acquired property, and does not apply to Liens on any other property then owned by U.S. Cellular.

  2.
  Secured Debt in respect of Liens on acquired property of a Person:

  a.
  existing at the time such Person is merged into or consolidated with U.S. Cellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to U.S. Cellular,

  b.
  resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by U.S. Cellular prior to and unrelated to such merger, consolidation, sale, lease or disposition which applies to after-acquired property of U.S. Cellular, or

  c.
  resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition, and not at the request of U.S. Cellular.

          Any such Lien referred to in the above subclause a does not apply to any property of U.S. Cellular other than the property subject thereto at the time such Person or properties were acquired and any such Lien referred to in the above subclause b or c does not apply to any property of U.S. Cellular other than the property so acquired.

  3.
  Liens existing at the date of the Supplemental Indenture.

  4.
  Liens in favor of a government or governmental entity to secure partial progress, advance or other payments, or other obligations, or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Lien.

  5.
  Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation,

    which Lien is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit.

  6.
  Liens for taxes, assessments or governmental charges or levies not yet delinquent or governmental charges or levies already delinquent, the validity of which charge or levy is being contested in good faith and for which any reserves required in accordance with generally accepted accounting principles have been established.

  7.
  Liens, including judgment liens, arising in connection with legal proceedings so long as such proceeding are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established.

  8.
  Liens on equity interests of Rural Cellular Corporation, Vodafone Group plc or in any other Person that U.S. Cellular does not Control.

  9.
  Liens upon or involving any property or assets now owned or from time to time hereafter acquired by any of U.S. Cellular's subsidiaries related in any way to the ownership by U.S. Cellular or by any of U.S. Cellular's subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, co-location arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  10.
  Liens incurred and deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money.

  11.
  Secured Debt secured by any extension, renewals or replacement of any Liens referred to in the foregoing clauses 1 to 10, inclusive, provided that:

  a.
  the principal amount of Secured Debt secured thereby does not exceed the principal amount of such Debt immediately prior to such extension, renewal or replacement, and

  b.
  any Lien created in connection therewith is limited to all or part of the property, plus improvements to such property, which secured the Secured Debt so extended, renewed or replaced.

        The restrictions in the first paragraph under "—Limitation on Secured Debt" do not apply if, immediately after the incurrence of such Secured Debt, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 11 above, plus

  b.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions the proceeds of which are or will be applied as described in clauses 1 to 6 inclusive, under "Limitation on Sale and Leaseback Transactions" below, would not exceed 20% of Consolidated Assets.

        Limitation on Sale and Leaseback Transactions.    U.S. Cellular will not enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in clauses 1 to 6, inclusive, of the immediately succeeding paragraph, plus

  b.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 11, inclusive, under "Limitation on Secured Debt" above,

would not exceed 20% of Consolidated Assets.

  The foregoing restrictions do not apply to, and there will be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sales and Leaseback Transactions:

  1.
  Sale and Leaseback Transactions entered into to finance the payment of all or any part of the purchase price of property acquired or constructed by U.S. Cellular, including any improvements to existing property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof. In general, the foregoing exception only applies to the property acquired by U.S. Cellular and does not apply to any property transferred by U.S. Cellular to a subsidiary of U.S. Cellular in contemplation of or in connection with such Sale and Leaseback Transaction.

  2.
  Sale and Leaseback Transactions involving property of a Person existing at the time such Person is merged into or consolidated with U.S. Cellular or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to U.S. Cellular.

  3.
  Sale and Leaseback Transactions in which the lessor is a government or governmental entity and which Sale and Leaseback Transaction is entered into to secure partial progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of constructing or improving the property subject to such Sale and Leaseback Transaction.

  4.
  Sale and Leaseback Transactions involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of U.S. Cellular's subsidiaries related in any way to the ownership by any of U.S. Cellular's subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  5.
  Sale and Leaseback Transactions, the net proceeds of which are at least equal to the fair value as determined by the Board of Directors of U.S. Cellular, of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, U.S. Cellular applies, or irrevocably commits to an escrow account, an amount equal to the net proceeds of such Sale and Leaseback Transaction to either:

  a.
  the purchase of other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or

    b.
    the retirement or repayment, other than any mandatory retirement or repayment at maturity, of

    i.
    Securities,

    ii.
    other Funded Debt of U.S. Cellular which ranks prior to or on a parity with the Securities, or

    iii.
    indebtedness of any subsidiary of U.S. Cellular maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such indebtedness is included in current liabilities, or preferred stock of any subsidiary of U.S. Cellular, other than any such indebtedness owed to or preferred stock owned by U.S. Cellular or any subsidiary of U.S. Cellular.

          In lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment or committing such an amount to an escrow account for such purpose, U.S. Cellular may deliver to the Trustee Outstanding Securities and thereby reduce the amount to be applied pursuant to subclause b of this clause 5 by an amount equivalent to the aggregate principal amount of the Securities so delivered.

  6.
  Sale and Leaseback Transactions involving extensions, renewals or replacements in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses 1 to 5, inclusive.

          Any such lease extension, renewal or replacement will be limited to all or any part of the same property leased under the lease so extended, renewed or replaced, plus improvements to such property.

  Certain Definitions.

        "Capital Stock" means and includes any and all shares, interests, participations or other equivalents, however designated, of ownership in a corporation or other Person.

        "Capitalized Rent" means the present value, discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Notes then Outstanding, of the total net amount of rent payable for the remaining term of any lease of property by U.S. Cellular, including any period for which such lease has been extended; except that no such rental obligation will be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

        "Consolidated Assets" means the gross assets, as defined by generally accepted accounting principles, less accumulated depreciation and amortization, of U.S. Cellular and its Subsidiaries determined on a consolidated basis at the end of U.S. Cellular's then most recently reported fiscal year or quarter, as the case may be, including minority interests of Subsidiaries.

        "Debt" means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

        "Funded Debt" means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.

        "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

        "property" means any directly held interest of a Person in any kind of property or asset whether real, personal or mixed and whether tangible or intangible, and includes Capital Stock of a subsidiary or other Person.

        "Sale and Leaseback Transaction" means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing, as lessee, by U.S. Cellular of any property, except for temporary leases for a term, including any renewal thereof, of not more than three years, provided that any such temporary lease may be for a term of up to five years if

  a.
  the Board of Directors of U.S. Cellular reasonably finds such term to be in the best interest of U.S. Cellular, and

  b.
  the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for U.S. Cellular, which property has been or is to be sold or transferred by U.S. Cellular

  i.
  to any subsidiary of U.S. Cellular in contemplation of or in connection with such arrangement, or

  ii.
  to such other Person.

        "Secured Debt" means Debt of U.S. Cellular secured by any Lien on property, including Capital Stock or indebtedness of subsidiaries of U.S. Cellular, owned by U.S. Cellular.

        "Subsidiary" means a Person which is consolidated with U.S. Cellular in accordance with generally accepted accounting principles.

        "Tax Consolidated Subsidiary" means a subsidiary of U.S. Cellular with which, at the time a Sale and Leaseback Transaction is entered into by U.S. Cellular, U.S. Cellular would be entitled to file a consolidated federal income tax return.

Book-Entry Only

        The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depository") and will be in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more Global Securities and will be registered in the name of a nominee of the Depository. The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants deposit with the Depository. The Depository also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts thereby eliminating the need for physical movement of securities. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depository. The Depository is also owned by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants. The rules applicable to the Depository and its participants are on file with the Securities and Exchange Commission.

        Upon the issuance of the Global Security, the Depository will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by the Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depository's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to transfer your interest in the Notes.

        So long as the Depository or its nominee is the registered owner of the Global Security, the Depository or its nominee will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.

        Principal and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of U.S. Cellular, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depository or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (that is, the name of a securities broker or dealer). These payments will be the responsibility of the participants. The Global Security may not be transferred except as a whole to another nominee of the Depository or to a successor Depository selected or approved by us or to a nominee of that successor Depository. A Global Security is exchangeable for definitive notes in registered form in authorized denominations only if:

  •
  the Depository notifies us that it is unwilling or unable to continue as Depository and a successor Depository is not appointed by us within 90 days;

  •
  the Depository ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

  •
  we, in our sole discretion, determine not to require that all of the notes be represented by a Global Security.

Transfer Agent and Paying Agent

        BNY Midwest Trust Company is the transfer agent and paying agent for the Notes. Payment of principal and interest will be payable, and the Notes, if in definitive form, will be transferable, at the office of the paying agent. We may, however, pay interest by wire transfer or check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee. For so long as the Notes are represented by Global Securities, we will make payments of interest to the Depository or its nominees, as the case may be, which will distribute payments to its beneficial holders in accordance with its customary procedures.

DESCRIPTION OF OTHER INDEBTEDNESS

1997 Revolving Credit Facility

        We have a $500 million revolving credit facility with a group of banks that was established in 1997. At September 30, 2003, $30 million of this revolving credit facility was unused. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate, or LIBOR, plus a margin percentage based on our credit rating. At September 30, 2003, the margin percentage was 19.5 basis points, for a rate of 1.32%. Interest and principal are due the last day of the borrowing period, as selected by us, of either seven days or one, two, three or six months. We also pay annual facility and administration fees based on the outstanding amount of the revolving credit facility. The revolving credit facility expires in August 2004. We intend to replace this facility prior to expiration through an amendment of and increase in the 2002 revolving credit facility described below.

2002 Revolving Credit Facility

        We have entered into a revolving credit facility in 2002 in connection with the acquisition of Chicago 20MHz, which is in addition to our existing $500 million revolving credit facility described above. This is a five-year revolving credit facility for up to $325 million in financing, which provides that it was available to be used to finance the purchase of Chicago 20MHz LLC and for other purposes. At September 30, 2003, $325 million of this revolving credit facility was unused. This facility permits revolving loans on terms and conditions substantially similar to our existing revolving credit facility described above, except for the interest rate and certain additional provisions. The terms of the 2002 revolving credit facility provide for borrowings with interest at LIBOR plus a margin percentage based on our credit rating. Based on our current credit rating, the margin percentage is 55 basis points, for a rate of 1.67% as of September 30, 2003. We will need to comply with certain financial and other covenants under the new revolving credit facility. The financial covenants include limitations on the ratios of funded debt to capitalization; earnings before interest, taxes, depreciation and amortization, or EBITDA; and funded debt to EBITDA.

        We are currently seeking to negotiate an increase in the amount of this facility which would replace some or all of the amount available under the 1997 revolving credit facility. Except for the increase in the amount of the facility, the terms of the amended facility are intended to be substantially the same as the existing 2002 revolving credit facility.

LYONs

        During 1995, we sold $745 million principal amount at maturity of zero coupon 6% yield to maturity convertible debt due in 2015. This 20-year fixed rate debt, in the form of Liquid Yield Option Notes, or LYONs, is subordinated to all of our senior indebtedness. Each LYON is convertible at the option of the holder at any time at a conversion rate of 9.475 of our Common Shares for each $1,000 principal amount at maturity of LYONs. Upon conversion, we may elect to deliver our Common Shares or cash equal to the market value of the our Common Shares. We may redeem the LYONs for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. Since 1995, $434.3 million principal amount at maturity of LYONs have been redeemed or converted. As of September 30, 2003, $155.4 million in accreted value ($310.7 million principal amount at maturity), which is the original issue price plus accrued interest since the issue date, of LYONs was outstanding.

7.25% Notes

        During 1997, we sold $250 million principal amount of unsecured 7.25% notes due August 15, 2007, which we refer to herein as the 7.25% notes. The 7.25% notes will be redeemable, in whole or in part, at our option at any time on or after August 15, 2004, at a redemption price equal to 100% of the principal amount of the 7.25% notes to be redeemed, plus accrued interest thereon, if any, to the date of redemption. The 7.25% notes were issued under an indenture, dated July 31, 1997, between us and Bank One Corporation, as successor to the First National Bank of Chicago.

8.75% Series A Notes

        On November 7, 2002, U.S. Cellular issued $130 million of 8.75% Series A Notes due 2032, which we refer to as the 8.75% notes. Interest is payable on a quarterly basis. The 8.75% notes are callable by U.S. Cellular after five years at the principal amount plus accrued but unpaid interest. The 8.75% notes were issued under the same indenture as the Notes offered hereby.

Intercompany Loan

        On August 7, 2002, U.S. Cellular entered into a loan agreement with TDS under which it borrowed $105 million, which was used to finance a portion of the purchase price to acquire Chicago 20MHz LLC. The loan bears interest at an annual rate of 8.1%, payable quarterly, and becomes due in August 2008, with prepayments optional. The loan is subordinated to the 2002 revolving credit facility.

Monetization Contracts

        In May 2002, we entered into long-term contracts with multiple parties relating to our ownership of 10,245,370 Vodafone Group plc American Depository Receipts, or ADRs. The contracts, which have a term of five years, are known as variable prepaid forwards and "collar" or limit the company's exposure to movements in the price of the ADRs. The contracts payable bear interest (payable quarterly) at LIBOR plus 0.5%. Initial proceeds from these transactions were approximately $160 million in cash. At the expiration of the contracts, we may settle the contracts by delivering Vodafone ADRs or an equivalent amount of cash. The principal amount of the contract is accounted for as debt.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. It deals only with original purchasers that acquire and hold the Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, life insurance companies, persons holding the Notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of Notes should consult their own tax advisors concerning the federal income tax consequences of holding the Notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of a Note who or which is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or

  •
  an estate or trust treated as a United States person under section 7701(a)(30) of the Code.

        The term "Non-U.S. Holder" means any beneficial owner of a Note that is not a U.S. Holder.

        If a partnership holds a Note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding a Note should consult their tax advisors.

U.S. Holders

  Interest

        Interest on a Note will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Disposition of a Note

        A U.S. Holder who disposes of a Note by sale, exchange for other property, or payment by us, generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "—Interest." In general, the U.S. Holder's adjusted tax basis in a Note will be equal to the initial purchase price of the Note paid by the U.S. Holder.

        Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Non-U.S. Holders

        Subject to the discussion below concerning backup withholding, payments of principal of, and interest on, a Note by us or any paying agent to a Non-U.S. Holder generally will not be subject to the withholding of federal income tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  the Non-U.S. Holder is not, for federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

  •
  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

  •
  the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

        A Non-U.S. Holder generally will not be subject to federal income tax on gain realized on the sale, exchange or other disposition of a Note unless

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met, or

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

        Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above,

  •
  the beneficial owner of the Note must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide its name and address, and United States taxpayer identification number, if any,

  •
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it or another such financial institution between it and the beneficial owner has received such certification from the beneficial owner and must furnish us or the paying agent, as the case may be, with a copy thereof, or

  •
  the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to Non-U.S. Holders that are foreign partnerships. In general, a Non-U.S. Holder that is a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification by each partner.

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a Note, or gain realized on the sale, exchange or other disposition of a Note, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding of federal income tax, will generally be subject to regular federal income tax on such interest or gain in the same manner as if he or she were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide us or the paying agent, as the case may be, with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

        Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate U.S. Holders. In addition, backup withholding applies to a noncorporate U.S. Holder if:

  •
  the U.S. Holder fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number, to the payor in the manner required,

  •
  the U.S. Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the Internal Revenue Service,

  •
  the payor is notified by the Internal Revenue Service that the U.S. Holder has failed properly to report payments of interest and dividends, or

  •
  in certain circumstances, the U.S. Holder fails to certify, under penalties of perjury, that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding for failure properly to report interest and dividend payments.

        The current rate of backup withholding is 28%. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations, within the meaning of section 7701(a) of the Code, and tax-exempt organizations.

        Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to Non-U.S. Holders of the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        In general, backup withholding will not apply to:

  •
  payments to a Non-U.S. Holder of principal of, or interest on, a Note, or

  •
  payments to a Non-U.S. Holder on the sale, exchange or other disposition of a Note, in each case if the Non-U.S. Holder establishes an exemption from the withholding of federal income tax.

        In addition, unless the payor has actual knowledge that the payee is a U.S. Holder, backup withholding will not apply to:

  •
  payments of principal of, or interest on, a Note made outside the United States to certain offshore accounts, or

  •
  payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States.

        However, information reporting (but not backup withholding) may apply to payments made by a payor outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States, if payment is made by a payor that is, for federal income tax purposes,

  •
  a United States person,

  •
  a controlled foreign corporation,

  •
  a United States branch of a foreign bank or foreign insurance company,

  •
  a foreign partnership controlled by United States persons or engaged in a United States trade or business, or

  •
  a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's or Non-U.S. Holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING

        Citigroup Global Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below.

        Subject to the terms and conditions in the underwriting agreement dated the date of this Prospectus Supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$115,440,000
Credit Suisse First Boston LLC	106,560,000
J.P. Morgan Securities Inc.	106,560,000
ABN AMRO Incorporated	26,640,000
TD Securities (USA) Inc.	26,640,000
Wachovia Capital Markets, LLC	26,640,000
Daiwa Securities America Inc.	8,880,000
SG Cowen Securities Corporation	8,880,000
Stifel, Nicolaus & Company, Incorporated	8,880,000
U.S. Bancorp Piper Jaffray Inc.	8,880,000

Total	$444,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

        The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.50% per note. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% per note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

        The amount of the underwriting discounts and commissions (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is 0.875%.

        The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

        In connection with this offering, the representatives on behalf of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be approximately $350,000.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us as lenders. U.S. Cellular is seeking to negotiate an increase in the amount of its 2002 revolving credit facility that would replace some or all of the amount available under its 1997 revolving credit facility. See "Description of Other Indebtedness." Because more than 10% of the net proceeds of the offering will be used to repay indebtedness that we owe to affiliates of the underwriters under our 1997 revolving credit facility, the offering is made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

        J.P. Morgan Securities Inc. ("JPMorgan") will make the Notes available for distribution on the Internet through a proprietary website and/or third party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        Stifel, Nicolaus & Company, Incorporated ("Stifel") has entered into an agreement with Mitsubishi Securities (USA), Inc. ("Mitsubishi"), pursuant to which Mitsubishi provides certain advisory and/or other services to Stifel, including in respect to this offering. In return for the provision of such services by Mitsubishi to Stifel, Stifel will pay to Mitsubishi a mutually agreed upon fee.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

LEGAL MATTERS

        The validity of the Notes offered hereby will be passed upon for U.S. Cellular by Sidley Austin Brown & Wood LLP, Chicago, Illinois, and certain legal matters will be passed upon for the Underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. U.S. Cellular is controlled by Telephone and Data Systems, Inc., which we refer to as "TDS." The following persons are members of Sidley Austin Brown & Wood LLP: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not provide any legal services to TDS, U.S. Cellular or their subsidiaries. Mayer, Brown, Rowe & Maw LLP from time to time acts as counsel in certain matters for U.S. Cellular. Debora de Hoyos, wife of Walter C.D. Carlson, is a partner of Mayer, Brown, Rowe & Maw LLP.

United States Cellular Corporation

DEBT SECURITIES

        We may use this Prospectus from time to time to offer, on a delayed or continuous basis, debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness. The aggregate initial offering price of all securities will not exceed U.S. $500,000,000 or its equivalent in any other currency or units based on or relating to foreign currencies. We may offer debt securities in one or more series in amounts, at prices and on terms to be determined at the time of sale. At the time of offering, we will prepare a supplement to this Prospectus which will set forth the following information about offered securities: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate — which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the securities and the offering. This Prospectus may not be used without a Prospectus Supplement.

        Securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all of our other unsecured and unsubordinated indebtedness.

        The debt securities are expected to be issued only in registered form. All or a portion of the debt securities of any series may be issued to a depository as a global security and may be exchangeable for physical securities only under limited conditions.

        We may sell securities to or through underwriters or dealers, and also may sell securities to other purchasers directly or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the debt securities offered hereby, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers or agents.

        The relevant Prospectus Supplement will contain information, if applicable, as to whether the debt securities offered will be listed for trading on the American Stock Exchange or on any other securities exchange or other market.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 3, 2003

FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical fact, including statements with the words "believes," "anticipates," "intends," "expects," and similar words. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.

        Such factors include, but are not limited to, the following risks:

  •
  Increases in the level of competition in the markets in which U.S. Cellular operates could adversely affect U.S. Cellular's revenues or increase its costs to compete.

  •
  Advances or changes in telecommunications technology could render certain technologies used by U.S. Cellular obsolete or could increase U.S. Cellular's cost of doing business.

  •
  Changes in the telecommunications regulatory environment, such as wireless number portability and E-911 services, could adversely affect U.S. Cellular's financial condition or results of operations or ability to do business.

  •
  Changes in the supply or demand of the market for wireless licenses, adverse developments in U.S. Cellular's business or the wireless industry and/or other factors could result in an impairment of the value of U.S. Cellular's investment in licenses, goodwill and/or physical assets, which may require U.S. Cellular to write down the value of such assets.

  •
  Conversions of Liquid Yield Option Notes, early redemptions of debt or repurchases of debt, changes in prepaid forward contracts, operating leases, purchase obligations or other factors or developments could cause the amounts reported as Contractual Obligations in our SEC filings to be different from the amounts presented.

  •
  Changes in accounting standards or U.S. Cellular's accounting policies, estimates and/or the assumptions underlying the accounting estimates, including those described under Critical Accounting Policies in our SEC filings, could have a material effect on U.S. Cellular's financial condition, changes in financial condition and results of operations.

i

  •
  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending or future litigation could have an adverse effect on U.S. Cellular's financial condition, results of operations or ability to do business.

  •
  Costs, integration problems or other factors associated with acquisitions/divestitures of properties and or licenses could have an adverse effect on U.S. Cellular's financial condition or results of operations.

  •
  Changes in prices, the number of wireless customers, average revenue per unit, penetration rates, churn rates, marketing and selling expenses and retention costs associated with wireless number portability, roaming rates and the mix of products and services offered in wireless markets could have an adverse effect on U.S. Cellular's operations.

  •
  Comments from the SEC and/or changes in guidance or interpretations of accounting requirements could require amendments to or restatements of disclosures or financial information included in our filings with the SEC.

  •
  Continued uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in U.S. Cellular's credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development and acquisition programs.

  •
  Changes in the income tax rates or tax laws, regulations or rulings could have an adverse effect on U.S. Cellular's financial condition and results of operations.

  •
  War, conflicts, hostilities and/or terrorist attacks could have an adverse effect on U.S. Cellular's business.

  •
  Changes in general economic and business conditions, both nationally and in the markets in which U.S. Cellular operates, could have an adverse effect on U.S. Cellular's business.

        Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by U.S. Cellular with the Securities and Exchange Commission and incorporated by reference herein. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov. Our Common Shares are listed for trading on the American Stock Exchange under the symbol "USM." You may also inspect our public documents at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. In addition, our 6% zero coupon convertible Liquid Yield Option Notes, or LYONs, are also listed on the American Stock Exchange under the symbol "USM.B" and our 8.75% Senior Notes due 2032 are listed on the New York Stock Exchange under the symbol "UZG."

        We filed a Registration Statement related to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the Exhibits thereto for further information. This document is qualified in its entirety by such other information.

ii

        The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

        Our previous independent public accountant, Arthur Andersen LLP, has not consented to the incorporation by reference of its reports on our financial statements in this Prospectus. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the registration statement of which this Prospectus is a part. See "Experts."

        This Prospectus incorporates by reference the documents set forth below that have been filed previously with the SEC. These documents contain important information about our business and finances.

  1.
  U.S. Cellular's Annual Report on Form 10-K for the year ended December 31, 2002.

  2.
  U.S. Cellular's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, June 30, 2003 and September 30, 2003.

  3.
  U.S. Cellular's Current Reports on Form 8-K dated May 23, 2002 and February 5, March 10 (as amended), May 5, July 23, October 22, October 31, December 2 and December 3, 2003 (except for the information furnished pursuant to Item 12 of Form 8-K).

        U.S. Cellular incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this Prospectus and prior to the time that all of the securities offered by this Prospectus are sold.

        You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to External Reporting, United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, (773) 399-8900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

        You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not constitute an offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

iii

SUMMARY

        This summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the documents incorporated by reference in this document. See "Where You Can Find More Information."

U.S. Cellular

        U.S. Cellular provides wireless telephone service to 4,268,000 customers through wireless systems serving 182 majority-owned areas licensed by the Federal Communications Commission. U.S. Cellular's business development strategy is to operate controlling interest in wireless licensees in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. The address of U.S. Cellular is 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631; and its telephone number is (773) 399-8900.

The Securities We May Offer

        We may offer from time to time, on a delayed or continuous basis, up to $500,000,000 in debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness. This Prospectus describes the general terms of the debt securities that we may offer under the terms of the Indenture which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

Rank of Securities

        Securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all other unsecured and unsubordinated indebtedness of U.S. Cellular.

Designation and Specific Terms of Series of Securities

        The accompanying Prospectus Supplement sets forth the following information about offered securities: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate — which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the securities and the offering.

THE COMPANY

        U.S. Cellular provides wireless telephone service to more than 4,268,000 customers through wireless systems serving 182 majority-owned areas licensed by the Federal Communications Commission. U.S. Cellular's business development strategy is to operate controlling interest in wireless licensees in areas adjacent to or in proximity to its other licenses, thereby building contiguous operating market areas. The Company was incorporated in Delaware in 1983 and is a majority owned subsidiary of Telephone and Data Systems, Inc. The address of U.S. Cellular is 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631; and its telephone number is (773) 399-8900.

        For current selected financial information, cash dividends paid and other information about U.S. Cellular, see the U.S. Cellular Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, which is incorporated by reference herein, and which includes certain portions of the U.S. Cellular Annual Report to Shareholders. See also our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequently to such Annual Report. See "Where You Can Find More Information" above.

USE OF PROCEEDS

        Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by U.S. Cellular from the sale of debt securities offered by this Prospectus will be used by us principally in connection with our acquisition, construction and development programs, including reduction of short-term debt incurred in connection therewith, and may also be used for working capital, to reduce existing long-term debt, to provide additional investments in our subsidiaries, and for other corporate purposes. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for each of the years ended December 31, 2002 through 1998 and for the nine months ended September 30, 2003 and September 30, 2002.

Nine Months Ended September 30,		Year Ended December 31,
2003	2002	2002	2001	2000	1999	1998
2.65	— (1)	— (1)	7.24	8.25	11.74	8.77

(1)
Earnings for the year ended December 31, 2002 nine months ended September 30, 2002 were insufficient to cover fixed charges by $42.4 million and $45.5 million, respectively. In the year ended December 31, 2002 and the first nine months of 2002, we recognized a pre-tax loss on marketable securities and other investments of $295.5 million and $278.9 million, respectively, as a result of management's determination that unrealized losses with respect to the investments were other than temporary and write-off of a note receivable.

        For purposes of calculating this ratio, earnings consist of net income from continuing operations before income taxes, fixed charges, distributions from minority investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments, minority interest in pretax income of subsidiaries that have not incurred fixed charges, capitalized interest and preferred dividend requirements. Fixed charges consist of interest expense, amortization of deferred debt expenses, estimated interest portion of rentals and preferred dividends of majority-owned subsidiaries.

        Certain amounts reported in prior periods have been reclassified to conform to current period presentation. These reclassifications had no impact on previously reported net income. Statement of Financial Accounting Standards No. 145, which we refer to as "SFAS No. 145," "Rescission of SFAS No. 4, 44, and 64 and Technical Corrections" was issued in April 2002 and is effective for fiscal years beginning after May 15, 2002 with early application encouraged. The Company elected to adopt SFAS No. 145 in the second quarter of 2002 and, as a result, no longer reports the retirement of debt as an extraordinary item. Prior year after-tax losses on debt retirements of $7.0 million for the year ended December 31, 2001 and $36.9 million for the year ended December 31, 2000 previously recorded as extraordinary items, have been reclassified as Other income (expense), net in the Company's statement of operations to conform with SFAS No. 145. The ratios for the years of 2001 and 2000 have been restated to reflect the adoption of SFAS No. 145.

DESCRIPTION OF DEBT SECURITIES

        We expect to issue the debt securities under an Indenture to be entered into between U.S. Cellular and BNY Midwest Trust Company, as Trustee, the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part. The following is a summary of the material terms of the Indenture relating to unsubordinated debt securities.

        The statements contained in this Prospectus relating to the Indenture and the debt securities we may issue are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture (including those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939) and the other instruments defining the rights of holders of specific debt securities to be filed with the SEC at the time that such debt securities are issued. You should read the Indenture and such other documents for information that may be important to you before you buy any debt securities.

General

        The debt securities that we may issue under the Indenture will be our direct obligations and may include debentures, notes, bonds and/or other evidences of indebtedness.

        The Indenture does not limit the aggregate principal amount of securities, secured or unsecured, which we may issue under the Indenture or otherwise.

        We may issue debt securities under the Indenture from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits us to increase the principal amount of any series of securities previously issued and to issue such increased principal amount.

        The securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.

        We will describe any special United States federal income tax considerations applicable to the securities in the Prospectus Supplement relating to those securities.

        Debt securities issued under the Indenture are expected to be unsecured obligations of U.S. Cellular and to rank pari passu with all other unsecured debt of U.S. Cellular, except debt that by its terms is subordinated to the unsecured debt of U.S. Cellular.

        However, because U.S. Cellular is a holding company, the right of U.S. Cellular, and hence the right of the creditors of U.S. Cellular (including the holders of securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise, is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of U.S. Cellular as a creditor of such subsidiary may be recognized.

        There is no restriction in the Indenture against U.S. Cellular or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities.

        The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Designation of Terms of Securities

        We will execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.

        We will describe the particular terms of each series of debt securities in a Prospectus Supplement relating to that series.

        We can issue these securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.

        We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

  •
  the title and designation of such debt securities and series;

  •
  any limitations on the aggregate principal amount of the debt securities of any series;

  •
  the stated maturity or maturities of such series;

  •
  the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

  •
  the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

  •
  the terms, if any, regarding the redemption, purchase or repayment of such series;

  •
  whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depositary for such global security and the related procedures with respect to transfer and exchange of such global security;

  •
  the form of the debt securities of such series;

  •
  the maximum annual interest rate, if any, of the debt securities permitted for such series;

  •
  whether the debt securities of such series shall be subject to periodic offering;

  •
  the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

  •
  any other information necessary to complete the debt securities of such series;

  •
  the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

  •
  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

  •
  the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

  •
  whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

  •
  whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of U.S. Cellular or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

  •
  whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

  •
  any addition to, or modification or deletion of, any covenants or terms to the Indenture, including events of default with respect to the debt securities of the series;

  •
  the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

  •
  whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

  •
  any other terms of such series not inconsistent with the Indenture.

        We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable Prospectus Supplement.

Form, Exchange, Registration and Transfer

        Debt securities in definitive form will be issued as registered securities without coupons in denominations of $1,000 unless otherwise specified in the accompanying Prospectus Supplement and will be authenticated by the Trustee.

        You may present debt securities for registration of transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.

        Such transfer or exchange will be effected upon U.S. Cellular or the security registrar being satisfied with the documents of title and identity of the person making the request.

        It is expected that the security register will be maintained by the Trustee at its offices in New York, New York.

        We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.

        We will not be required to:

  •
  issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

  •
  register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents

        You will receive payment of principal of and premium, if any, on any debt security only against surrender by you to the paying agent of such debt security.

        Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time, except that at our option, we may pay any interest by check mailed to the address of the person entitled thereto as such address will appear in the security register with respect to such debt security.

        It is expected that the Trustee will act as paying agent with respect to debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

        All moneys paid by us to a paying agent for the payment of the principal of and premium, if any, or interest, if any, on any debt securities that remain unclaimed at the end of two years after such principal, premium, if any, or interest will have become due and payable, subject to applicable law, will be repaid to us and the holder of such debt security will thereafter look only to us for payment thereof.

Book-Entry Debt Securities

        Except under the circumstances described below, the debt securities may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository as we may designate and registered in the name of a nominee of such depository.

        It is expected that Depository Trust Company will be the designated depository. Information about the designated depository will be set forth in the Prospectus Supplement.

        Book-entry debt securities represented by a global security will not be exchangeable for certificated notes and, except as set forth below or in the Prospectus Supplement, will not otherwise be issuable as certificated notes. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual book-entry debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of any such book-entry security and will not be considered the owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

        So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the sole owner of the individual book-entry debt securities represented by such global security for all purposes under the Indenture.

        None of U.S. Cellular, the Trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Payments of principal of and premium, if any, and any interest on individual book-entry debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the owner of such global security.

        If the designated depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, we will issue individual certificated notes in exchange for the global note representing the corresponding book-entry debt securities.

        In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by the global security and, in such event, will issue individual certificated notes in exchange for the global security representing the corresponding book-entry debt securities. In any such instance, an owner of a book-entry security represented by a global security will be entitled to physical delivery of individual certificated notes equal in principal amount to such book-entry security and to have such certificated notes registered in his or her name.

Modification of the Indenture

        With the Consent of Securityholders.    The Indenture contains provisions permitting U.S. Cellular and the Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding debt securities of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:

  •
  extend the fixed maturity of any debt securities of any series;

  •
  reduce the principal amount of any debt securities of any series;

  •
  reduce the rate or extend the time of payment of interest on any debt securities of any series;

  •
  reduce any premium payable upon the redemption of any debt securities of any series;

  •
  reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture; or

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.

        Without the Consent of Securityholders.    In addition, U.S. Cellular and the Trustee may execute, without the consent of any holder of debt securities, any supplemental indenture for certain other usual purposes, including:

  •
  to evidence the succession of another person to U.S. Cellular or a successor to U.S. Cellular, and the assumption by any such successor of the covenants of U.S. Cellular contained in the Indenture or otherwise established with respect to the debt securities;

  •
  to add to the covenants of U.S. Cellular further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

  •
  to change or eliminate any of the provisions of the Indenture or to add any new provision to the Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

  •
  to establish the form or terms of debt securities of any series as permitted by the Indenture;

  •
  to add any additional Events of Default with respect to all or any series of outstanding securities;

  •
  to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

  •
  to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on such securities, and for the procedures for the registration, exchange and replacement of such securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such securities, and for any other matters incidental thereto;

  •
  to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

  •
  to change any place or places where

  •
  the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

  •
  all or any series of debt securities may be surrendered for registration of transfer,

  •
  all or any series of debt securities may be surrendered for exchange, and

  •
  notices and demands to or upon U.S. Cellular in respect of all or any series of debt securities and the Indenture may be served, which must be located in New York, New York or be the principal office of U.S. Cellular;

  •
  to provide for the payment by U.S. Cellular of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

  •
  to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

  •
  to comply with any requirements of the SEC or the Trust Indenture Act of 1939, as amended.

Covenants

        Except as may be set forth in a Prospectus Supplement relating to a series of debt securities, the Indenture does not include any covenants restricting or providing any additional rights to holders of debt securities in the event of a merger or similar transaction involving U.S. Cellular or the granting of security interests or a sale and leaseback transaction by U.S. Cellular.

Events of Default

        The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of debt securities:

  •
  failure for 30 days to pay interest on debt securities of that series when due and payable; or

  •
  failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

  •
  failure by U.S. Cellular to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to U.S. Cellular from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

  •
  certain events involving bankruptcy, insolvency or reorganization of U.S. Cellular; or

  •
  any other event of default provided for in a series of debt securities.

        Except as may otherwise be set forth in a Prospectus Supplement, the Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by

  •
  acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee, or

  •
  a call for redemption or any series of debt securities.

        We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

        The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.

        The successor corporation must assume due and punctual payment of principal or premium, if any, and interest on the debt securities.

Defeasance

        Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.

        We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as "covenant defeasance." All of our other obligations would continue to be applicable to such series.

        We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the Indenture, commonly known as "legal defeasance." However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.

        If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.

        To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.

        Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:

  •
  the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series, and

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  that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

        The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default if:

  •
  we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

  •
  the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default.

        In such event, we would remain liable for such payments.

Governing Law

        The Indenture and the debt securities issued thereunder will be governed by the laws of the State of Illinois.

Concerning the Trustee

        BNY Midwest Trust Company, the trustee under the Indenture, is an affiliate of The Bank of New York, which is one of a number of banks with which U.S. Cellular and its subsidiaries maintain ordinary banking relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York or its affiliates, including BNY Midwest Trust Company, in the normal course of business, including securities custody services.

        BNY Midwest Trust Company is Trustee with respect to the 8.75% Senior Notes due 2032 of U.S. Cellular, that were issued under the Indenture.

        BNY Midwest Trust Company is also Trustee with respect to the Liquid Yield Option Notes (the "LYONS") of U.S. Cellular. These notes are subordinated to senior indebtedness and were issued pursuant to an Indenture dated as of June 1, 1995, as supplemented, between U.S. Cellular and BNY Midwest Trust Company, successor to Harris Trust and Savings Bank, as trustee, relating to the LYONS. None of the debt securities to be issued pursuant to this Prospectus will be issued under that prior indenture.

Indebtedness under Other Indenture

        We also have outstanding approximately $250 million of 7.25% Notes due August 15, 2007. These senior notes were issued under an indenture, dated July 31, 1997, between U.S. Cellular and Bank One Corporation, as successor to The First National Bank of Chicago. None of the debt securities to be issued pursuant to this Prospectus will be issued pursuant to this prior indenture.

        For information about our prior indentures and the debt securities issued thereunder, see documents filed by U.S. Cellular under the Securities Exchange Act of 1934. See "Where You Can Find More Information."

PLAN OF DISTRIBUTION

        We may sell debt securities being offered hereby:

  •
  directly to purchasers,

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  through agents,

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  through underwriters, or

  •
  through dealers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Directly to Purchasers

        Offers to purchase debt securities may be solicited directly by U.S. Cellular and sales thereof may be made by U.S. Cellular directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Any purchasers of such securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities.

Agents

        Offers to purchase debt securities may be solicited by agents designated by U.S. Cellular from time to time. Any such agent involved in the offer or sale of the debt securities in respect of which this Prospectus is delivered will be named, and any commissions payable by U.S. Cellular to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Underwriters

        If underwriters are utilized in the sale, U.S. Cellular will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto, which will be used by the underwriters to make resales of the debt securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire debt securities for their own account and may resell such debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the debt securities offered thereby. If any underwriters are utilized in the sale of the debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of debt securities will be obligated to purchase all such debt securities, if any are purchased.

Dealers

        If a dealer is utilized in the sale of the debt securities in respect of which this Prospectus is delivered, U.S. Cellular will sell such debt securities to the dealer as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating to those offers and sales. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Delayed Delivery Contracts

        If so indicated in the Prospectus Supplement, U.S. Cellular will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from U.S. Cellular at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement.

        Each delayed delivery contract will be for an amount not less than, and unless U.S. Cellular otherwise agrees the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of U.S. Cellular.

        Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

        A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by U.S. Cellular.

Remarketing

        Securities may also be offered and sold, if so indicated in the related Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more "remarketing firms," acting as principals for their own accounts or as agents for us and/or any selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the related Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

General Information

        Each series of debt securities will be a new issue and may have no established trading market. Unless otherwise specified in a related Prospectus Supplement, we will not be obligated to take any action to list any series of debt securities on an exchange or to otherwise facilitate a trading market for such securities. We cannot assure you that there will be any liquidity in the trading market for any of the securities. Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses. The place, time of delivery and other terms of the sale of the offered securities will be described in the applicable Prospectus Supplement. In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.

        In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Agents, underwriters and dealers may be entitled under agreements entered into with U.S. Cellular to indemnification by U.S. Cellular against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. In addition, directors, officers and controlling persons of U.S. Cellular are entitled under the U.S. Cellular charter and bylaws and Delaware law to indemnification for civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the debt securities offered hereby will be passed upon for U.S. Cellular by Sidley Austin Brown & Wood LLP, Chicago, Illinois. U.S. Cellular is controlled by Telephone and Data Systems, Inc. ("TDS"). The following persons are members of this law firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not provide any legal services to TDS, U.S. Cellular or their subsidiaries.

EXPERTS

        The financial statements and schedule as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of U.S. Cellular for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements and schedule of U.S. Cellular as of December 31, 2001 and for the years ending December 31, 2001 and 2000 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein.

        On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial and Arthur Andersen has since ceased operations. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. On May 23, 2002, we dismissed Arthur Andersen as our independent auditors, and engaged new independent auditors for 2002. However, we are incorporating in this Prospectus financial statements for 2000 and 2001 that were audited by Arthur Andersen. Purchasers of any debt securities offered under this Prospectus may be unable to obtain recoveries from Arthur Andersen with respect to its audits of U.S. Cellular's financial statements as a result of its conviction in the Enron matter. In addition, Arthur Andersen has not performed any procedures in connection with this Prospectus or the registration statement of which this Prospectus is a part and has not consented to the incorporation by reference of its reports in this Prospectus, and therefore, you will not be able to recover against Arthur Andersen under Section 11 of the Securities

Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. See "Change in Accountants."

CHANGE IN ACCOUNTANTS

        As reported in our 8-K dated May 23, 2002, which is incorporated by reference herein, on May 23, 2002, U.S. Cellular dismissed Arthur Andersen as U.S. Cellular's independent auditors and engaged PricewaterhouseCoopers LLP, which we refer to as "PwC", to serve as its new independent auditors for 2002. This action was taken by the U.S. Cellular Board of Directors based on the recommendation of U.S. Cellular's audit committee, and approved by TDS, the parent company of U.S. Cellular, pursuant to the terms of an Intercompany Agreement between TDS and U.S. Cellular.

        Arthur Andersen's reports on our consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and May 23, 2002, there were no disagreements between U.S. Cellular and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and May 23, 2002, we did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in items 304(a)(2)(i) and (ii) of Regulation S-K.

$444,000,000
UNITED STATES CELLULAR CORPORATION

6.70% Senior Notes due 2033

P R O S P E C T U S        S U P P L E M E N T
December 3, 2003

Joint Book-Running Managers

Citigroup	Credit Suisse First Boston	JPMorgan

ABN AMRO Incorporated	TD Securities	Wachovia Securities

Daiwa Securities America Inc.
SG Cowen
Stifel, Nicolaus & Company
Incorporated
U.S. Bancorp Piper Jaffray

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
THE OFFERING
Summary Historical Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
THE COMPANY
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN ACCOUNTANTS